FIRST AMENDMENT to

FUND SERVICES AGREEMENT

THIS AMENDMENT (this “Amendment”), effective as of March 28, 2014, by and among Arrow Investments Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”), and Gemini Fund Services, LLC, a Nebraska limited liability company (“Gemini”) (collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Fund Services Agreement dated January 18, 2012 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the Parties agree as follows:

1.

Amendments.

(a)

Section 12(b) to the Agreement is hereby deleted in its entirety and replaced with the following, as the same may be amended from time to time:

Term.  This Agreement shall remain in effect for a period of one (1) year from the applicable Fund(s) effective date and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Board.

2.

Miscellaneous.

(a)

Except as amended hereby, the Agreement shall remain in full force and effect.

(b)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

Signature page follows

ARROW INVESTMENTS TRUST

By:  /s/Joseph Barrato

Name:  Joseph Barrato

Title:    President

GEMINI FUND SERVICES, LLC

By:  /s/Andrew Rogers

Name:  Andrew Rogers

Title:

 Chief Executive Officer